Exhibit (a)(1)(O)
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FOR IMMEDIATE RELEASE                       CONTACT:  Ellen Beth Van Buskirk
                                                      L'OREAL USA, INC.
                                                      (212) 984-4528
                                                      www.lorealusa.com


                    L'OREAL USA COMPLETES CARSON TENDER OFFER

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NEW YORK (August 1, 2000) - Guy Peyrelongue, president and CEO of L'Oreal USA,

Inc., announced today that L'Oreal USA, formerly known as Cosmair, Inc., has completed its cash tender offer for all outstanding Class A Common Stock of

Carson, Inc. at $5.20 net per share.


"L'Oreal USA's main interest here in the United States was to acquire Carson's

Dark & Lovely franchise, the men's shaving line Magic Shave and the Dermablend business," said Peyrelongue. "Additionally, on an international basis, the

Carson business in South Africa provides a platform for the L'Oreal Group to expand its ethnic business throughout Africa."


L'Oreal USA completed its tender offer after reaching an agreement with the

Department of Justice. The agreement calls for L'Oreal USA to divest, after completion of the tender offer, Carson's Gentle Treatment and Ultra Sheen

Supreme relaxer brands (together with the related maintenance products) and the

Johnson Products name.


L'Oreal USA accepted for payment 14,559,481 shares of Carson Class A common stock validly tendered prior to the expiration of the tender offer, including

331,030 shares tendered by means of guaranteed delivery. Through the tender offer, L'Oreal USA acquired approximately 95.7 percent of Carson's outstanding common stock.


L'Oreal USA intends to complete the second-step merger at $5.20 net per share as soon as possible, at which time Carson will become a wholly owned subsidiary of

L'Oreal USA.

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